Exhibit 99.1

SELECT ENERGY SERVICES ANNOUNCES FIRST QUARTER 2023 FINANCIAL RESULTS AND OPERATIONAL UPDATES

Generated revenue of $417 million during the first quarter of 2023, up 9% sequentially from the fourth quarter of 2022

Water Infrastructure segment generated revenue of $102 million during the first quarter of 2023, up 32% sequentially from the fourth quarter of 2022

Net income increased 81% sequentially to $13.7 million and Adjusted EBITDA improved 29% sequentially to $67.2 million during the first quarter of 2023 relative to the fourth quarter of 2022

Contracted multiple new infrastructure projects supported by long-term contracts in the Haynesville, Midcon and Rockies regions

HOUSTON, May 2, 2023 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the energy industry, today announced its financial and operating results for the quarter ended March 31, 2023.

John Schmitz, Chairman of the Board, President and CEO, stated "The first quarter represented a strong quarter of sequential earnings and revenue growth, most notably the 32% revenue growth in our Water Infrastructure segment, while we expanded margins across every business segment. Select benefitted from a solid full quarter of growth from our recent organic recycling infrastructure projects as well as our recent acquisitions, particularly Breakwater. This dynamic combination led to 9% consolidated sequential revenue growth during the quarter and company record quarterly revenue of $417 million amidst an overall flat U.S. onshore activity environment. Additionally, we nearly doubled net income to $14 million while Adjusted EBITDA increased significantly to $67 million, up 29% sequentially.

"The market for sustainable, scalable full lifecycle water solutions in the energy industry has never been stronger. We are clearly seeing the operational synergies, growth and earnings benefits of our recent acquisitions, particularly in the Permian Basin. However, in addition to the multiple new acquisitions and projects we previously announced and executed on in the Midland and Delaware Basins during the first quarter, we also added new long-term contracted infrastructure projects in East Texas, Louisiana, Oklahoma and Colorado during the first quarter. Even with recent commodity price volatility, we continue to see increased demand for new infrastructure development opportunities across all basins as water infrastructure constraints remain a challenge for our customers. We have a very strong backlog of both greenfield and brownfield projects, particularly around full lifecycle water recycling solutions, and we expect to see multiple additional capital projects come under contract throughout 2023. Select remains uniquely positioned in the competitive landscape to advance the integration of water and chemical technology solutions with high-margin, long-term contracted infrastructure. This backlog of accretive capital projects positions Select to see continued financial growth and stability during 2023, 2024 and beyond.

"Our previously announced corporate rebranding initiative to transform into Select Water Solutions remains on-target for a second quarter consummation. While our brand and invoicing channel consolidation draws closer, our cash flow remained challenged during the first quarter as a sizable working capital build resulted from both growing revenues and a continued build-up of acquisition-related invoicing. We have dedicated significant internal and external resources to our ongoing systems integration and ERP project implementation efforts and are working diligently to complete these efforts in conjunction with our rebranding effort. These investments will allow us to meaningfully improve our internal processes, better support our customers, resolve the integration-related ticketing and invoicing backlog, and unlock a meaningful amount of cash from the balance sheet during the second half of 2023. Towards that goal, we are targeting a reduction of $75 million from our current accounts receivable balance, on a relative days sales outstanding basis, between the first quarter and the end of 2023 through these investments and improvements, with further reductions to be identified for 2024.

"We remain steadfast in our vision to be the recognized leader and trusted partner in sustainable water management solutions, and we believe our continued dedication to achieving operational excellence across the entire organization, including back-office administration, will further enhance that vision. Ultimately, we are confident in our ability to continue to improve the operational performance of the business and we remain committed to our robust free cash flow outlook for the year.

"Accordingly, we continually evaluate our capital allocation opportunities in light of this anticipated free cash flow. Returning capital to shareholders is an important part of our capital allocation strategy, and in support of our existing base dividend program, we were pleased to reinitiate our share repurchase program during the first quarter with an additional $50 million authorization. We completed $8 million of repurchases during March 2023, with an additional $25 million completed through the end of April 2023, which together comprised of more than 4% of our outstanding Class A shares.

"I am pleased with our financial performance during the first quarter of 2023 and am confident meaningful opportunities lie ahead to continue developing our sustainable water infrastructure solutions while driving long-term growth and substantial financial returns. Supported by our recent acquisitions, advanced chemical technologies, strategic investments and increased organic infrastructure growth opportunities, we expect to see continued revenue, adjusted EBITDA and net income growth in 2023. We look forward to building upon our strong first quarter results, while significantly expanding our free cash flow generation during the remainder of 2023. This will provide ample opportunities for incremental growth, while also allowing us to advance our support of committed capital returns for our shareholders," concluded Schmitz.

First Quarter 2023 Consolidated Financial Information

Revenue for the first quarter of 2023 was $416.6 million as compared to $381.7 million in the fourth quarter of 2022 and $294.8 million in the first quarter of 2022. Net income for the first quarter of 2023 was $13.7 million as compared to $7.6 million in the fourth quarter of 2022 and $8.0 million in the first quarter of 2022. Net income for the first quarter of 2023 was impacted by $11.1 million of non-ordinary, non-cash trademark abandonment expense. This expense is associated with the Company's ongoing corporate rebranding initiative and the decision to retire certain legacy acquired trademarks and operating brands within Select's future operations.

For the first quarter of 2023, gross profit was $59.7 million, as compared to $41.6 million in the fourth quarter of 2022 and $24.7 million in the first quarter of 2022. Total gross margin was 14.3% in the first quarter of 2023 as compared to 10.9% in the fourth quarter of 2022 and 8.4% in the first quarter of 2022. Gross margin before depreciation and amortization ("D&A") for the first quarter of 2023 was 22.2% as compared to 19.0% for the fourth quarter of 2022 and 17.4% for the first quarter of 2022.

Selling, General & Administrative expenses ("SG&A") during the first quarter of 2023 was $35.8 million as compared to $34.1 million during the fourth quarter of 2022 and $28.3 million during the first quarter of 2022. SG&A during the first quarter of 2023 and the fourth and first quarter of 2022 was impacted by non-recurring transaction costs of $2.9 million, $3.9 million and $3.6 million, respectively.

Adjusted EBITDA was $67.2 million in the first quarter of 2023 as compared to $52.2 million in the fourth quarter of 2022 and $32.2 million in the first quarter of 2022. Adjusted EBITDA during the first quarter of 2023 was adjusted for $11.1 million of non-recurring and non-cash trademark abandonment expense in connection with our rebranding initiative, $2.9 million of non-recurring transaction costs, $0.8 million of non-cash losses on asset sales, and $0.5 million in other non-recurring adjustments. Non-cash compensation expense accounted for an additional $3.0 million adjustment during the first quarter of 2023. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Services segment generated revenues of $228.6 million in the first quarter of 2023 as compared to $218.5 million in the fourth quarter of 2022 and $163.6 million in the first quarter of 2022. Gross margin before D&A for Water Services was 20.5% in the first quarter of 2023 as compared to 18.5% in the fourth quarter of 2022 and 16.2% in the first quarter of 2022. Water Services segment revenues increased 5% sequentially with strong 65% incremental gross margins driving meaningful profitability improvement, as the Company progressed efficiency initiatives and non-recurring costs that previously impacted the fourth quarter abated. For the second quarter of 2023, the Company expects to see relatively stable revenue with gross margins before D&A improving by 100–200 basis points, as we continue to capture additional operational efficiencies in a relatively stable activity environment.

The Water Infrastructure segment generated revenues of $101.5 million in the first quarter of 2023 as compared to $77.2 million in the fourth quarter of 2022 and $58.6 million in the first quarter of 2022. Gross margin before D&A for Water Infrastructure was 28.5% in the first quarter of 2023 as compared to 22.4% in the fourth quarter of 2022 and 24.2% in the first quarter of 2022. Water Infrastructure revenues increased significantly by 32% sequentially from an already record-high fourth quarter with strong 48% incremental gross margins driving meaningful consolidated segment margin improvement. This considerable sequential growth was driven by increased organic water recycling volumes and pipeline throughput combined with a full quarter contribution from our recent Breakwater and Cypress acquisitions and other recent asset acquisitions. Supported by the recent robust revenue growth seen during the first quarter of 2023, the Company anticipates relatively steady revenues in Water Infrastructure during the second quarter of 2023 with gross margins before D&A improving 200-300 basis points supported by the accretive margin contributions of our recent organic projects.

The Oilfield Chemicals segment generated revenues of $86.4 million in the first quarter of 2023 as compared to $86.0 million in the fourth quarter of 2022 and $72.6 million in the first quarter of 2022. Gross margin before D&A for Oilfield Chemicals was 19.4% in the first quarter of 2023 as compared to 17.4% in the fourth quarter of 2022 and 14.4% in the first quarter of 2022. We continue to see strong demand for our higher-margin, proprietary chemical technologies resulting in improved product mix driving further margin improvements across the segment. For the second quarter of 2023, the Company anticipates mid-single digit percentage revenue improvements and steady margins for the Oilfield Chemicals segment as the segment continues to advance from its all-time high-water mark levels.

Cash Flow and Capital Expenditures

Cash flow from operations for the fourth quarter of 2023 was ($18.0) million as compared to $35.3 million in the fourth quarter of 2022 and ($18.6) million in the first quarter of 2022. Cash flow from operations during the first quarter of 2023 was significantly impacted by a $78.6 million use of cash to fund the working capital needs of the business resulting from both growing revenues and the continued systems integration efforts of recent acquisitions.

Net capital expenditures for the first quarter of 2023 were $21.2 million, comprised of $27.9 million of capital expenditures partially offset by $6.7 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures was ($39.2) million during the first quarter of 2023.

Cash flow used in investing activities during the first quarter of 2023 included $9.4 million of outflows for previously announced Permian Basin infrastructure acquisitions. Cash flows from financing activities during the first quarter of 2023 included $47.3 million of net inflows consisting of $59.5 million of net borrowings on our sustainability-linked credit facility, $10.9 million of share repurchases, including $7.7 million of open market share repurchases and $3.2 million of tax withholding repurchases, $6.2 million of dividends and distributions paid, and $5.0 million of cash funding from noncontrolling interests.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $6.0 million as of March 31, 2023 as compared to $7.3 million as of December 31, 2022. The Company had $75.5 million and $16.0 million of borrowings outstanding under its sustainability-linked credit facility as of March 31, 2023 and December 31, 2022, respectively.

As of March 31, 2023 and December 31, 2022, the borrowing base under the sustainability-linked credit facility was $257.3 million and $245.0 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of March 31, 2023 and December 31, 2022, of approximately $159.2 million and $206.1 million, respectively, after giving effect to $22.6 million and $22.9 million of outstanding letters of credit as of March 31, 2023 and December 31, 2022, respectively.

Total liquidity was $165.2 million as of March 31, 2023, as compared to $213.4 million as of December 31, 2022. The Company had 105,403,461 weighted average shares of Class A common stock outstanding and 16,221,101 weighted average shares of Class B common stock outstanding during the first quarter of 2023.

Business Development Updates

Haynesville Gathering Expansion & Acreage Dedication

During the first quarter of 2023, Select signed a multi-year gathering and disposal agreement with a minimum volume commitment ("MVC") in exchange for a capacity dedication with a large independent operator in the Haynesville Shale. Select is in the process of constructing a 5-mile produced water pipeline that would connect the operator's water infrastructure system to Select's existing 60-mile underground twin pipeline network in the Haynesville Shale in Texas and Louisiana. The operator has agreed to a 15 million barrel MVC over a five-year term with a total contract term of ten years. Additionally, the $5 million project is supported by an approximately 30,000-acre dedication under which the operator has dedicated all future produced water volumes generated within the dedicated area to Select's interconnected produced water gathering and disposal systems, providing significant long-term upside to the existing MVC agreement. We expect for construction to be complete and for the pipeline to be operational by the end of the third quarter of 2023.

MidCon Gathering & Disposal Project

During the first quarter of 2023, Select signed a multi-year gathering and disposal agreement with a large public operator in the MidCon region. The $4 million project is supported by an MVC in exchange for a capacity dedication and the construction of a 6-mile produced water pipeline connecting the operator's water infrastructure system to an existing Select wastewater disposal facility. We expect for construction to be complete and for the pipeline to be operational by the end of the third quarter of 2023.

DJ Basin Water Distribution Pipeline

Select recently signed a multi-year water sourcing and delivery agreement with an MVC in exchange for a reserved volume commitment with a major integrated oil and gas company in the DJ Basin in Colorado. During January 2023, Select completed construction and commenced operations on the $8 million project, consisting of a 6-mile 24" pipeline to connect a nearby water source to the operator's leasehold. To support the project, the operator agreed to an initial up front capital commitment of $10 million and a 35 million barrel MVC over a three-year period.

East Texas Gathering & Disposal Projects

Select recently signed two multi-year gathering and disposal agreements with the same public operator in the Haynesville Shale region in East Texas supporting a combined $5 million of capital projects. Both agreements have ten-year terms and wellbore dedications in exchange for disposal capacity dedications from Select. The first agreement contemplates the construction of a 5-mile pipeline that connects the operator's infrastructure assets to a newly constructed wastewater disposal facility in East Texas, and the second agreement contemplates construction of a 2-mile pipeline that connects the operator's infrastructure assets to an existing Select wastewater disposal facility in East Texas. We expect well completion and pipeline construction to be completed and for the facilities to be operational by the end of the second quarter of 2023.

Conference Call

Select has scheduled a conference call on Wednesday, May 3, 2023 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectenergy.com/events-and-presentations/current. A telephonic replay of the conference call will be available through May 17, 2023 and may be accessed by calling 201-612-7415 using passcode 13737963#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company's critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company's continued success. For more information, please visit Select's website, https://www.selectenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "intend," "project," "will," "estimate" and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth and anticipated financial and operational performance. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses' operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war; central bank policy actions, bank failures and associated liquidity risks and other factors; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; the severity and duration of world health events, including the COVID-19 pandemic, which had a negative impact on our business; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contacts:
Select Energy Services
Chris George – Senior Vice President, Corporate
Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard
(713) 529-6600
WTTR@dennardlascar.com

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
Revenue
Water Services	$228,597	$218,524	$163,606
Water Infrastructure	101,547	77,178	58,554
Oilfield Chemicals	86,448	85,974	72,609
Total revenue	416,592	381,676	294,769
Costs of revenue
Water Services	181,699	178,146	137,046
Water Infrastructure	72,576	59,899	44,378
Oilfield Chemicals	69,709	70,978	62,163
Depreciation and amortization	32,943	31,082	26,500
Total costs of revenue	356,927	340,105	270,087
Gross profit	59,665	41,571	24,682
Operating expenses
Selling, general and administrative	35,829	34,143	28,315
Depreciation and amortization	595	573	567
Trademark abandonment	11,106	—	—
Impairment of cost-based investment	60	—	—
Lease abandonment costs	76	113	91
Total operating expenses	47,666	34,829	28,973
Income (loss) from operations	11,999	6,742	(4,291)
Other income (expense)
Gain on sales of property and equipment and divestitures, net	2,911	287	1,653
Interest expense, net	(1,483)	(870)	(720)
Foreign currency (loss) gain, net	(4)	1	3
Bargain purchase gain	—	(416)	11,434
Other	846	2,449	249
Income before income tax expense	14,269	8,193	8,328
Income tax expense	(198)	(285)	(214)
Equity in losses of unconsolidated entities	(366)	(337)	(129)
Net income	13,705	7,571	7,985
Less: net (income) loss attributable to noncontrolling interests	(1,358)	78	(1,183)
Net income attributable to Select Energy Services, Inc.	$12,347	$7,649	$6,802

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.12	$0.08	$0.07
Class B—Basic	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.12	$0.07	$0.07
Class B—Diluted	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	March 31, 2023	December 31, 2022
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,028	$7,322
Accounts receivable trade, net of allowance for credit losses of $6,009 and $4,918, respectively	492,613	429,983
Accounts receivable, related parties	607	5,087
Inventories	40,846	41,164
Prepaid expenses and other current assets	39,774	34,380
Total current assets	579,868	517,936
Property and equipment	1,112,899	1,084,005
Accumulated depreciation	(597,861)	(584,451)
Total property and equipment, net	515,038	499,554
Right-of-use assets, net	44,562	47,662
Other intangible assets, net	125,799	138,800
Other long-term assets, net	19,985	18,901
Total assets	$1,285,252	$1,222,853
Liabilities and Equity
Current liabilities
Accounts payable	$77,585	$61,539
Accrued accounts payable	75,625	67,462
Accounts payable and accrued expenses, related parties	4,469	3,305
Accrued salaries and benefits	15,431	28,686
Accrued insurance	23,503	26,180
Sales tax payable	4,036	3,056
Accrued expenses and other current liabilities	19,783	23,292
Current operating lease liabilities	16,898	17,751
Current portion of finance lease obligations	19	19
Total current liabilities	237,349	231,290
Long-term operating lease liabilities	43,372	46,388
Long-term debt	75,500	16,000
Other long-term liabilities	45,696	45,447
Total liabilities	401,917	339,125
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 108,981,323 shares issued and outstanding as of March 31, 2023; 350,000,000 shares authorized and 109,389,528 shares issued and outstanding as of December 31, 2022	1,090	1,094
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of March 31, 2023 and December 31, 2022	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of March 31, 2023 and December 31, 2022	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,063,149	1,075,915
Accumulated deficit	(298,847)	(311,194)
Total stockholders' equity	765,554	765,977
Noncontrolling interests	117,781	117,751
Total equity	883,335	883,728
Total liabilities and equity	$1,285,252	$1,222,853

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities
Net income	$13,705	$7,985
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	33,538	27,067
Gain on disposal of property and equipment and divestitures	(2,911)	(1,653)
Equity in losses of unconsolidated entities	366	129
Bad debt expense	1,975	571
Amortization of debt issuance costs	122	294
Inventory write-downs	75	—
Equity-based compensation	2,964	3,275
Impairment of cost-based investment	60	—
Trademark abandonment	11,106	—
Bargain purchase gain	—	(11,434)
Unrealized loss on short-term investment	—	40
Other operating items, net	(442)	99
Changes in operating assets and liabilities
Accounts receivable	(64,922)	(46,622)
Prepaid expenses and other assets	(5,431)	4,554
Accounts payable and accrued liabilities	(8,221)	(2,855)
Net cash used in operating activities	(18,016)	(18,550)
Cash flows from investing activities
Purchase of property and equipment	(27,885)	(15,463)
Purchase of equity method investments	—	(3,467)
Collection of note receivable	—	184
Distribution from cost method investment	—	20
Acquisitions and divestitures	(9,418)	6,941
Proceeds received from sales of property and equipment	6,724	12,123
Other	—	(429)
Net cash used in investing activities	(30,579)	(91)
Cash flows from financing activities
Borrowings from revolving line of credit, net	59,500	—
Payments on long-term debt	—	(18,780)
Payments of finance lease obligations	(5)	(61)
Payment of debt issuance costs	—	(2,031)
Dividends and distributions paid	(6,206)	—
Proceeds from share issuance	—	12
Distributions to noncontrolling interests	4,950	—
Repurchase of common stock	(10,935)	(18,908)
Net cash provided by (used in) financing activities	47,304	(39,768)
Effect of exchange rate changes on cash	(3)	7
Net decrease in cash, cash equivalents and restricted cash	(1,294)	(58,402)
Cash, cash equivalents and restricted cash, beginning of period	7,322	85,801
Cash, cash equivalents and restricted cash, end of period	$6,028	$27,399

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	March 31, 2023	December 31, 2022	March 31, 2022
	(unaudited)
	(in thousands)
Net income	$13,705	$7,571	$7,985
Interest expense, net	1,483	870	720
Income tax expense	198	285	214
Depreciation and amortization	33,538	31,655	27,067
EBITDA	48,924	40,381	35,986
Trademark abandonment	11,106	—	—
Impairment of cost-based investment	60	—	—
Bargain purchase gain	—	416	(11,434)
Non-cash loss on sale of assets or subsidiaries	823	1,259	520
Non-cash compensation expenses	2,964	4,547	3,275
Non-recurring transaction costs	2,881	4,211	3,617
Lease abandonment costs	76	113	91
Non-recurring change in vacation policy	—	918	—
Equity in losses of unconsolidated entities	366	337	129
Foreign currency loss (gain), net	4	(1)	(3)
Adjusted EBITDA	$67,204	$52,181	$32,181

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	March 31, 2023	December 31, 2022	March 31, 2022
	(unaudited)
	(in thousands)
Gross profit by segment
Water services	$28,763	$20,479	$10,998
Water infrastructure	16,246	7,892	5,745
Oilfield chemicals	14,656	13,200	7,939
As reported gross profit	59,665	41,571	24,682

Plus depreciation and amortization
Water services	18,135	19,899	15,562
Water infrastructure	12,725	9,387	8,431
Oilfield chemicals	2,083	1,796	2,507
Total depreciation and amortization	32,943	31,082	26,500

Gross profit before D&A	$92,608	$72,653	$51,182

Gross profit before D&A by segment
Water services	46,898	40,378	26,560
Water infrastructure	28,971	17,279	14,176
Oilfield chemicals	16,739	14,996	10,446
Total gross profit before D&A	$92,608	$72,653	$51,182

Gross margin before D&A by segment
Water services	20.5%	18.5%	16.2%
Water infrastructure	28.5%	22.4%	24.2%
Oilfield chemicals	19.4%	17.4%	14.4%
Total gross margin before D&A	22.2%	19.0%	17.4%